Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
CSS Industries, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-31941, 333-100795 and 333-118008) on Form S-8 of CSS Industries, Inc. of our report dated September 24, 2007 with respect to the balance sheet of the C.R. Gibson Business as of December 31, 2006 and the related statements of operations, owner’s net investment and cash flows for the year then ended, which report appears in the Form 8-K/A of CSS Industries, Inc. dated February 19, 2008.

/s/  KPMG LLP

Atlanta, Georgia
February 19, 2008